PRESS RELEASE

HILLS BANCORPORATION
Hills, Iowa

FOR IMMEDIATE RELEASE:
October 9, 2024
Contact: Jill De Young
Phone: 319-679-5018
HILLS BANCORPORATION ANNOUNCES THE APPOINTMENT OF
LISA SHILENY AS PRESIDENT AND CEO

On October 8, 2024, the Board of Directors of Hills Bancorporation (the “Company”) and of Hills Bank and Trust Company (the “Bank”), appointed Lisa Shileny as President and CEO of Hills Bancorporation and Hills Bank and Trust Company, to be effective January 1, 2025. Ms. Shileny currently serves as President and Chief Operating Officer of the Bank. Ms. Shileny was appointed as Chief Operating Officer of the Bank in December of 2021, and as President in November of 2022. In April of 2023, Ms. Shileny was elected to the Board of Directors of the Company and the Bank. Ms. Shileny has been with the Bank since 2005, and prior positions with the Company and the Bank include serving as Senior Vice President, General Counsel from 2015 to 2017; Senior Vice President, Director of Operations from 2017 to 2019; and Senior Vice President, Director of Administration starting in 2019 through her appointment as Chief Operating Officer.

Ms. Shileny started her career in the private practice of law at Stanley, Lande and Hunter after graduating with a Bachelor of Arts degree from Central College in 1998 and a Doctor of Jurisprudence from the University of Iowa College of Law in 2002. She is a graduate of the Graduate School of Banking at the University of Wisconsin and the American Bankers Association Stonier Graduate School of Banking at the Wharton School of Business of the University of Pennsylvania. Ms. Shileny is a current Board Member and Past-Chairperson of the Board of Directors of Goodwill of the Heartland and serves on the Board of Directors of Greater Iowa City, Inc.

Mr. Dwight Seegmiller, President and CEO of the Company and CEO of the Bank, will transition to a management advisory role effective January 1, 2025, through his retirement in April of 2025, to assist in the transition of leadership of the Company and the Bank. Mr. Seegmiller has been with the Bank for 49 years and served as the President and CEO for over 38 years guiding the growth of the Bank from $220 million in total assets in 1986, to over $4.3 billion today. In making this appointment as a part of its planned management succession, the Board of Directors extends its heart-felt gratitude to Mr. Seegmiller for his many years of capable and steady leadership. Mr. Seegmiller will remain a member of the Board of Directors of the Company and the Bank through the expiration of his current term in April of 2025.

About the Company
Hills Bancorporation is a bank holding company and parent company of Hills Bank and Trust Company (“Hills Bank”). Hills Bank is a full-service commercial bank extending its services to individuals, businesses, governmental units, and institutional customers. Hills Bank is actively engaged in all areas of commercial banking, including acceptance of demand, savings, and time deposits; making commercial, real estate, agricultural and consumer loans; maintaining night and safe deposit facilities; and performing other banking services tailored for individual customers. Hills Bank administers estates, personal trusts, and pension plans and provides investment advisory and custodial services for individuals, corporations, and nonprofit organizations.